UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

WisdomTree Investments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WisdomTree Investments, Inc.

380 Madison Avenue, 21st Floor

New York, New York 10017

May 30, 2013

Dear Stockholder:

We are pleased to invite you to the 2013 Annual Meeting of Stockholders on July 24, 2013 at 11:00 a.m. EDT at Penn Club, 30 West 44th Street, New York, NY.

At this Annual Meeting, the agenda includes:

•	the election of two Class II directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Every stockholder’s vote is important, so whether or not you are planning to attend the meeting, we encourage you to vote your shares by voting (1) over the Internet or (2) by telephone, or (3) by requesting a paper copy of the proxy materials, including a proxy card, and returning to us a completed proxy card.

We hope that you will join us at the Annual Meeting on July 24, 2013. I thank you for your commitment to WisdomTree and urge you to vote your shares.

Sincerely,

Jonathan Steinberg

Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date:	July 24, 2013
Time:	11:00 a.m. EDT
Place:	Penn Club, 30 West 44th Street, New York NY

AGENDA:

1.	To elect Steven Begleiter and Win Neuger as Class II members of the Board of Directors, to serve until the Company’s 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

Record Date:

Only stockholders of record at the close of business on May 29, 2013 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

Notice & Access:

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about June 12, 2013, and provided access to our proxy materials over the Internet, beginning on June 12, 2013, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Meeting Admission:

If you attend the meeting, you will be asked to present picture identification, such as a driver’s license or passport. If your WisdomTree stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

By order of the Board of Directors,

Peter M. Ziemba, Secretary

New York, New York

May 30, 2013

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on July 24, 2013

The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available at http://ir.wisdomtree.com by following the link for “Financial Information.”

Proxy Statement

This proxy statement contains information about the 2013 Annual Meeting (the “Annual Meeting”) of stockholders of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”). Proxy materials or a Notice of Internet Availability were first sent to stockholders on or about June 12, 2013.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

Who is soliciting my vote?

The Board of Directors of WisdomTree is soliciting your vote for the 2013 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on May 29, 2013.

How many votes can be cast by all stockholders?

A total of 127,861,255 shares of common stock of the Company were outstanding on May 29, 2013 and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s investor relations website at http://ir.wisdomtree.com and following the link for “Financial Information.”

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. Access the website of the Company’s tabulator, Broadridge, at: wwwproxyvote.com, using the voter control number printed on the enclosed Notice. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your Internet vote cannot be completed and you will receive an error message.

•

By Telephone. Call 1-800-690-6903 toll-free from the United States, U.S. territories and Canada, and follow the instructions on the enclosed Notice. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail. Request a paper copy of the proxy materials to receive a proxy card by visiting www.proxyvote.com, sending an e-mail to sendmaterial@proxyvote.com or by calling 1-800-579-1639. After you receive your proxy card, complete and mail the proxy card in the enclosed postage prepaid envelope to Broadridge. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees named herein to the Company’s Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

In Person at the Meeting. If you attend the meeting, be sure to bring a form of picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting. If you attend the meeting, in addition to picture identification you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1: FOR the election of the three Class II directors set forth in the Proxy Statement (page 9)

Proposal 2: FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (page 18)

Who pays the cost for soliciting proxies?

WisdomTree will pay the cost for the solicitation of proxies by the Board of Directors. Proxies may be solicited personally, by telephone, fax or e-mail by employees of WisdomTree without any remuneration to such individuals other than their regular compensation. WisdomTree will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The two nominees for election as Class II directors who receive a plurality of the votes cast for election of directors shall be elected directors (Proposal 1). A majority of votes cast is necessary for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2).

If there are insufficient votes to approve Proposal 2, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by WisdomTree to act as tabulators for the meeting. The tabulators will count all votes “for,” “against,” “withhold,” and abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for election as a director will not be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter and broker non-votes are treated as having not voted on the particular matter and will therefore not affect the outcome of Proposals 1 and 2.

Could other matters be decided at the Annual Meeting?

WisdomTree does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Peter M. Ziemba at (212) 801-2080. If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2014 annual meeting of shareholders?

Stockholders who wish to present proposals for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and in our by-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2014 Annual Meeting of Stockholders made under Rule 14a-8 by February 12, 2014. Under our current by-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws. To be timely, a notice with respect to the 2014 Annual Meeting of Stockholders must be delivered to our Secretary no earlier than March 26, 2014 and no later than April 25, 2014, unless the date of the 2014 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2013 Annual Meeting, in which event the by-laws provide different notice requirements.

Any proposal of business or nomination should be mailed to: Peter M. Ziemba, Secretary, WisdomTree Investments, Inc., 380 Madison Avenue, 21st Floor, New York, New York 10017.

POLICIES ON REPORTING OF CONCERNS REGARDING ACCOUNTING AND OTHER MATTERS AND ON COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

The Board of Directors and the Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-management directors. Any person, whether or not an employee, who has a concern about the conduct of WisdomTree, or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Mr. Frank Salerno, the chairperson of the Audit Committee, who is the designated contact for these purposes. Contact may be made by writing to him care of the Audit Committee at the Company’s offices at 380 Madison Avenue, 21st Floor, New York, New York 10017, by email at auditcommittee@wisdomtree.com. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-management directors, or with our non-management directors as a group, also may contact Mr. Salerno using one of the above methods.

WHERE YOU CAN FIND MORE INFORMATION

WisdomTree files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that WisdomTree files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our investor relations website at http://ir.wisdomtree.com by following the link for “Financial Information.”

You should rely on the information contained in this document to vote your shares at the Annual Meeting. WisdomTree has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 30, 2013. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of WisdomTree under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

In accordance with a notice sent to certain stockholders of WisdomTree common stock who share a single address, only one copy of this Proxy Statement and our Annual Report on Form 10-K, and Form 10-K/A for the fiscal year ended December 31, 2012 is being sent to that address unless WisdomTree has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2012, he or she may contact WisdomTree Investments, Inc., 380 Madison Avenue, 21st Floor, New York, New York 10017, Attention: Investor Relations, Tel: (212) 801-2080, and WisdomTree will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting Investor Relations.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2013 Annual Meeting which is not referred to in the accompanying Notice. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2013 Annual Meeting unless they receive instructions from you with respect to such matter.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the by-laws, the Board of Directors has fixed the number of directors at eight (8) as of the date of this year’s Annual Meeting of Stockholders. In accordance with Delaware law and the Company’s certificate of incorporation and by-laws, the Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. The Board has nominated one incumbent director, Steven L. Begleiter, to stand for re-election and one new nominee for director, Win Neuger, as Class II directors for a three year term until the 2016 Annual Meeting and until his successor is duly elected and qualified.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class II director nominees. Broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election. WisdomTree has no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or both nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of WisdomTree, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES FOR CLASS II DIRECTOR NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s director nominees, directors and executive officers, as of May 29, 2013, their respective ages and their positions are as follows:

Name	Age	Position
Jonathan L. Steinberg	48	Chief Executive Officer, President and Director
Gregory Barton	51	Executive Vice President—Operations and Chief Operating Officer
Bruce I. Lavine	46	Vice Chairman (non-executive) and Director
Amit Muni	44	Executive Vice President—Finance and Chief Financial Officer
Luciano Siracusano, III	48	Executive Vice President—Head of Sales and Chief Investment Strategist
Peter M. Ziemba	55	Executive Vice President—Business and Legal Affairs and Chief Legal Officer
Michael Steinhardt(2)(3)	72	Non-Executive Chairman of the Board
Steven L. Begleiter	51	Director
Anthony Bossone(1)	42	Director
R. Jarrett Lilien(1)(2)(3)	51	Director
James D. Robinson, IV(3)(5)	50	Director
Frank Salerno(1)(2)(4)	53	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating Committee
(4)	Lead Independent Director.
(5)	Mr. Robinson notified the board of directors that he will not stand for re-election as a Class II director, in accordance with the policies of RRE Ventures, LLC related to board representation after RRE Ventures, LLC decreases its ownership in a company. Mr. Robinson is a Managing Partner of RRE Ventures, LLC.

Nominees for Class II Directors for a Three-Year Term Expiring in 2016

Steven L. Begleiter has served as a member of our Board of Directors since February 2011. Mr. Begleiter has served as Senior Principal at Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter received his B.A. in Economics with honors from Haverford College. We believe Mr. Begleiter’s qualifications to serve on the Board of Directors include his many years of experience in leadership positions in the financial services industry as well as his private equity experience. The board also benefits from his extensive industry knowledge and perspectives on capital formation.

Win Neuger is nominated as a member of our Board of Directors. Mr. Neuger is an independent investor and consultant. Mr. Neuger served as Vice-Chairman of the Board of Directors of PineBridge Investments, an independent asset manager offering investment opportunities in emerging and developed markets from March 2012 until January 2013. Prior to his role as Vice-Chairman, Mr. Neuger served as Chief Executive Officer and Chair of the Executive Committee of PineBridge Investments from March 2010 until March 2012. From December 2008 to March 2010 Mr. Neuger served as Executive Vice-President of the American International Group (“AIG”), an international insurance organization serving commercial, institutional, and individual customers, as well as Chairman and Chief Executive Officer of AIG Investments, AIG’s asset management company. Prior to January 2009, Mr. Neuger served as Executive Vice-President and Chief Investment Officer of the American International Group as well as Chairman and Chief Executive Officer of AIG Investments. Prior to AIG, Mr. Neuger served as both Managing Director, Fixed Income and, subsequently, as Managing Director, Global Equities at Bankers Trust Company. Before Bankers Trust Mr. Neuger was Chief Investment Officer at Western Asset Management. Mr. Neuger also served as Head of Fixed Income at Northwestern National Bank. Mr. Neuger has previously served on the Board of Directors of the Company from January 2007 to December 2009. Mr. Neuger received his A.B. from Dartmouth College and an M.B.A from the Amos Tuck Graduate School of Business. We believe that Mr. Neuger’s qualifications to serve on the Board of Directors include his prior service on our Board of Directors and familiarity with our business model and his years of experience in management positions in the asset management industry.

Class III Directors Whose Terms Expire in 2014

Frank Salerno has served as a member of our Board of Directors since July 2005. From July 1999 until his retirement in February 2004, Mr. Salerno was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors—Americas Institutional Division, an investment advisory company. Before joining Merrill Lynch, Mr. Salerno spent 18 years with Bankers Trust Company in various positions. In 1990, he assumed responsibility for Bankers Trust’s domestic index management business and in 1995 he became Chief Investment Officer for its Structured Investment Management Group. Mr. Salerno received a B.S. in Economics from Syracuse University and an M.B.A. in Finance from New York University. Mr. Salerno served as a director and member of the audit committee and conflicts committee of K-Sea Transportation Partners, L.P., formerly a NYSE-listed company, from 2004 until its acquisition in 2011. We believe Mr. Salerno’s qualifications to serve on the Board of Directors include his extensive years in senior management positions at large asset management firms as well as his service on the board of directors of another public company. The board also benefits from his strategic insights on the asset management industry.

R. Jarrett Lilien has served as a member of our Board of Directors since November 2008. Since January 2009, Mr. Lilien has served as Managing Partner of Bendigo Partners, a private equity and consulting firm focused on technology-enabled financial service companies, which he co-founded. Between 1999 and May 2008, Mr. Lilien was employed by E*Trade Financial Corporation, a brokerage and financial services firm, holding various positions including President and Chief Operating Officer, from 2003 to May 2008, and Acting Chief Executive Officer, from November 2007 until March 2008. Prior to his service at E*Trade, Mr. Lilien was Chief Executive Officer of TIR Securities, a global institutional brokerage firm that he co-founded in 1989 and which was later sold to E*Trade. Prior to TIR Securities, Mr. Lilien held various positions at Paine Webber and Autranet, Inc., a division of Donaldson, Lufkin & Jenrette, Inc., both brokerage and financial service firms. Mr. Lilien currently serves as President of the Jazz Foundation of America and is on the Board of Directors of the Baryshnikov Arts Center and on the Advisory Board of WFUV FM Radio. Mr. Lilien received his B.A. in Economics from the University of Vermont. We believe Mr. Lilien’s qualifications to serve on the Board of Directors include his experience in founding and building financial services companies. The board also benefits from his extensive leadership experience and his ability to provide strategic guidance.

Jonathan L. Steinberg founded our Company and has served as our Chief Executive Officer since October 1988 and since August 2012, he has also served as our President. He has been a member of our Board of Directors since October 1988, serving as Chairman of the Board of Directors from October 1988 to November 2004. He also served as Editor-in-Chief of Individual Investor and Ticker magazines, two magazines formerly published by our Company. Mr. Steinberg, together with Mr. Siracusano, was responsible for the creation and development of our proprietary index methodology. Prior to founding WisdomTree, Mr. Steinberg was employed as an analyst in the Mergers and Acquisitions Department of Bear Stearns & Co. Inc., an investment banking firm, from 1986 to 1988. Mr. Steinberg is the author of Midas Investing, published by Times Books, a division of Random House, Inc. He attended The Wharton School of Business at the University of Pennsylvania. We believe Mr. Steinberg’s qualifications to serve on the Board of Directors include his extensive knowledge of our business, his experience in founding and developing our fundamentally weighted index methodology, as well as his corporate and strategic vision, which provide strategic guidance to the board. As our Chief Executive Officer and President, Mr. Steinberg provides essential insight and guidance to the board from a management perspective.

Class I Directors Whose Terms Expire in 2015

Anthony Bossone has served as a member of our Board of Directors since January 2009. Since 2003 Mr. Bossone has been the Chief Financial Officer of Atlantic-Pacific Capital, Inc., a broker-dealer and global placement agent dedicated to raising capital for alternative investment funds. From 2001 to 2003, Mr. Bossone was the Assistant Controller at SAC Capital Advisors, LLC, a hedge fund advisory firm, and from 1999 until 2001, Mr. Bossone served as an equity trader at Schonfeld Securities, LLC, a securities trading firm. Mr. Bossone began his career at PricewaterhouseCoopers LLP in 1993 where he was an audit manager until 1999. Mr. Bossone received his B.S. in Business and Economics with highest honors from Lehigh University and is a Certified Public Accountant. We believe Mr. Bossone’s qualifications to serve on the Board of Directors include his financial and accounting expertise. The board also benefits from his experience as an equity trader.

Bruce Lavine has served as our Vice Chairman (non-executive) since August 2012, and previously served as our President and Chief Operating Officer from May 2006 until August 2012. Mr. Lavine has been a member of our Board of Directors since January 2007. From 1998 to 2006, he was employed by Barclays Global Investors, an asset management firm, in the following positions: from 1998 to 1999, he served as Director, Financial Planning, Global Finance; from 1999 to 2003, he served as Chief Financial Officer, Director of New Product Development, U.S. iShares and Individual Investor Business; and from 2003 to May 2006 he served as Head of iShares Exchange Traded Funds, Europe. From 1995 to 1998, Mr. Lavine served as the Manager of Business Planning at Sequel, Inc., a computer hardware services company. From 1991 to 1994, Mr. Lavine was employed by Bristol-Myers Squibb Company, a pharmaceutical company, first as a financial associate and then as a senior treasury analyst. Mr. Lavine received a B.S. with distinction in Commerce and an M.B.A. in Finance from the University of Virginia. Mr. Lavine is a Chartered Financial Analyst. We believe Mr. Lavine’s qualifications to serve on the Board of Directors include his many years of experience in senior management positions in the ETF industry and extensive knowledge of our business.

Michael Steinhardt has served as our non-executive Chairman of the Board since November 2004. From 1967 through 1995, Mr. Steinhardt served as Senior Managing Partner of Steinhardt Partners, L.P., a private investment company, and related investment entities. In 1995, Mr. Steinhardt closed Steinhardt Partners and eliminated his involvement in managing client assets. He founded and now serves as President of Steinhardt Management Co., Inc., which currently manages a single private investment fund investing in other funds managed by independent investment managers. Mr. Steinhardt currently devotes most of his time and financial resources to Jewish philanthropic causes, directed through The Steinhardt Foundation for Jewish Life for which he serves as Chairman. Mr. Steinhardt is the co-founder of Birthright Israel and he serves on its Board of Trustees and is a major supporter. He also serves as Co-Chair of the Areivim Philanthropic Group. He also serves on the Board of Trustees of New York University, Brandeis University and the Steinhardt Family Foundation and on the Board of Directors of the Taub Center for Social Policy Studies in Israel. Mr. Steinhardt received his B.S. in Economics from The Wharton School of Business of the University of Pennsylvania. We believe Mr. Steinhardt’s qualifications to serve on the Board of Directors include his extensive years of experience as a founder of a private investment management company. The board also benefits from his perspective and knowledge of financial markets as well as his strategic vision. On January 6, 2012, the Court of Chancery of the State of Delaware issued an opinion imposing sanctions on the chairman of our Board of Directors, Mr. Steinhardt, which required him, among other things, to self-report certain trading activity not involving the Company’s securities to the SEC. Mr. Steinhardt’s actions did not involve the Company. For more details, see the section entitled “Involvement in Certain Legal Proceedings.”

Executive Officers

Gregory Barton has served as our Executive Vice President—Operations and Chief Operating Officer since October 2012. Before joining our Company, Mr. Barton served as Executive Vice President Business and Legal Affairs, General Counsel and Secretary of TheStreet, Inc., a financial media company, from June 2009 to July 2012, following his service as General Counsel and Secretary of Martha Stewart Living Omnimedia, Inc., a media and merchandising company, from October 2007 to August 2008. From October 2004 to October 2007, Mr. Barton served as Executive Vice President, Licensing and Legal Affairs, General Counsel and Secretary, and from November 2002 to October 2004, as Executive Vice President, General Counsel and Secretary, of Ziff Davis Media Inc., a technology media company. Preceding Ziff Davis, Mr. Barton served in a variety of positions at the Company (then known as Individual Investor Group, Inc.) from August 1998 to November 2002, including President, Chief Financial Officer and General Counsel; and prior to that was Vice President, Corporate and Legal Affairs, and General Counsel of Alliance Semiconductor Corporation, an integrated circuit company, from May 1995 to August 1998. Mr. Barton was previously an attorney at the law firm of Gibson, Dunn & Crutcher LLP. From June 2006 through October 2012 Mr. Barton served as an Independent Trustee and Chairman of the Audit Committee for the WisdomTree Trust. Mr. Barton received a B.A. degree, summa cum laude, from Claremont McKenna College and a J.D. degree, magna cum laude, from Harvard Law School.

Amit Muni has served as our Executive Vice President—Finance and Chief Financial Officer since March 2008. Prior to joining our Company, Mr. Muni served as Controller and Chief Accounting Officer of International Securities Exchange Holdings, Inc., an electronic options exchange, from 2003 until March 2008. Mr. Muni was Vice President, Finance, of Instinet Group Incorporated, an electronic agency broker-dealer, from 2000 to 2003. From 1996 until 2000, Mr. Muni was employed as a Manager of the Financial Services Industry Practice of PricewaterhouseCoopers LLP, an accounting firm. From 1991 until 1996, Mr. Muni was an accountant and a senior auditor for National Securities Clearing Corporation, a firm that provides centralized clearing, information and settlement services to the financial industry. Mr. Muni received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant.

Luciano Siracusano, III has served as our Executive Vice President—Head of Sales and Chief Investment Strategist since March 2011. From October 2008 to March 2011, Mr. Siracusano served as our Director of Sales and Chief Investment Strategist. Prior to serving in those positions, Mr. Siracusano served as our Director of Research from 2001 until October 2008, and as a research analyst and editor of our various media publications from 1999 until 2001. Mr. Siracusano, together with Mr. Steinberg, was responsible for the creation and development of our fundamentally weighted index methodology. Prior to joining our Company in 1999, Mr. Siracusano was an Equity Analyst at Value Line, Inc., an investment research firm, from 1998 to 1999. Preceding his career in finance, Mr. Siracusano served as Special Assistant to HUD Secretary Henry Cisneros and as a Special Assistant to New York Governor Mario Cuomo. Mr. Siracusano received his B.A. in Political Science from Columbia University.

Peter M. Ziemba has served as our Executive Vice President—Business and Legal Affairs since January 2008 and Chief Legal Officer since March 2011. From April 2007 to March 2011, Mr. Ziemba served as our General Counsel. Prior to joining our Company, Mr. Ziemba was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel, from 1991 to 2007, and was employed as an associate at that firm beginning in 1982. Mr. Ziemba received his B.A. in History with university honors from Binghamton University and his J.D. cum laude from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of our Company from 1996 to 2003.

Jonathan Steinberg and Bruce Lavine are also executive officers of the Company, and their biographical information is set forth above in the descriptions of our Directors.

CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently consists of eight members. Our Nominating Committee and Board of Directors consider a broad range of factors relating to the qualifications and background of nominees. We have no formal policy regarding board diversity. Our Nominating Committee’s and Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.

Our Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of the stockholders, a class of directors will be elected for a three year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held in 2013 for Class II directors, 2014 for Class III directors and 2015 for Class I directors.

•	Our Class I directors are Anthony Bossone, Bruce Lavine and Michael Steinhardt.

•

Our Class II directors are Steven L. Begleiter and James D. Robinson. Mr. Robinson has notified the Board of Directors that he will not stand for re-election as a Class II director. Win Neuger has been nominated by our Nominating Committee to serve as a Class II Director.

•	Our Class III directors are Frank Salerno, R. Jarrett Lilien and Jonathan Steinberg.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

In a private placement of our common stock in November 2009, we entered into a Securities Purchase Agreement that provided, among other things that as long as Michael Steinhardt individually, and RRE Ventures III-A, L.P., RRE Ventures Fund III, L.P., and RRE Ventures III, L.P. (collectively the “RRE Entities”), collectively, beneficially own at least 10,000,000 shares of common stock, they each shall have the independent right to require the Company to either (i) appoint a designee, reasonably acceptable to our Board of Directors, as a member of our Board of Directors, or (ii) provide a designee with notice of all board meetings and copies of all materials delivered to members of our Board of Directors and permit such designee to attend and observe each meeting of our Board of Directors. We further agreed that Mr. Steinhardt and James D. Robinson, IV were acceptable designees of Mr. Steinhardt and the RRE Entities, respectively. Mr. Steinhardt continues to beneficially own at least 10,000,000 shares of our common stock and therefore continues to be contractually entitled to designate a director or an observer. The beneficial ownership of the RRE Entities was reduced to 1,263,789 shares in connection with the public offering in November 2012, and thus the RRE Entities are no longer contractually entitled to designate a director or observer. In connection with the reduction in the beneficial ownership by the RRE Entities, Mr. Robinson has informed our Board of Directors that he will not stand for re-election to the Board of Directors.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the Board of Directors and chief executive officer are separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated from time to time. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors’ role in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that six of our eight directors are independent under the listing standards of the NASDAQ Stock Market. The members determined to be independent are Messrs. Begleiter, Bossone, Lilien, Robinson, Salerno and Steinhardt. Our Board of Directors has also determined that if elected to serve as a director, Mr. Neuger will be independent.

Lead Independent Director

In 2008, our Board of Directors determined that it would be good corporate practice to designate one of our independent directors as Lead Independent Director. Mr. Salerno has held this designation since the position was established. The duties of our Lead Independent Director are as follows:

•	serve as the intra-meeting liaison between (i) our Board of Directors and management, and (ii) amongst the independent directors;

•	serve as an ex-officio, non-voting member of each standing committee (of which he is not a member) of our Board or Directors;

•	ensure that appropriate reports and information are circulated to the independent directors on a timely basis by management and others;

•

lead our Board of Directors in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	chair meetings of the independent directors if the chairman is not present; and

•	perform such other appropriate duties as the independent directors shall assign to him or her from time to time.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each of which operates pursuant to a charter adopted by our Board of Directors. Membership on each committee is limited to independent directors as defined under the listing standards of the NASDAQ Stock Market. In addition, members of the Audit Committee must also meet the independence standards for Audit Committee members adopted by the SEC.

Audit Committee. Messrs. Bossone, Lilien and Salerno currently serve on the Audit Committee, which is chaired by Mr. Salerno. Our Board of Directors has determined that each member is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

monitoring, reporting to and reviewing with the Board of Directors regarding the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	taking, or recommending that the Board of Directors take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent auditor.

Compensation Committee. Messrs. Steinhardt, Lilien and Salerno currently serve on the Compensation Committee, which is chaired by Mr. Salerno. The Compensation Committee’s responsibilities include:

•	overseeing the administration of the Company’s compensation programs;

•	determining and approving the compensation of the Company’s Chief Executive Officer;

•	approving the compensation of the non-CEO executive officers and certain other senior employees; and

•	approving all discretionary bonuses for the Company’s employees, advisers and consultants.

Nominating Committee. Messrs. Steinhardt, Lilien and Robinson currently serve on the Nominating Committee, which is chaired by Mr. Steinhardt. The Nominating Committee’s responsibilities include:

•	recommending criteria and qualifications for board and committee membership;

•	recruiting and evaluating candidates for nomination for election to the Board of Directors or to fill vacancies on the Board of Directors;

•	recommending that the Board of Directors select the director nominees for election at each annual meeting of stockholders;

•	establishing a policy with regard to the consideration of director candidates recommended by stockholders; and

•	reviewing all stockholder nominations and proposals submitted to the Company.

Our Board of Directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

During 2012, none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Board of Directors; or (ii) a director of another entity, one of whose executive officers served on our Board of Directors.

Involvement in Certain Legal Proceedings

The Chairman of our Board of Directors and beneficial owner of approximately 15.4% of our common stock, Michael Steinhardt, was the plaintiff in a civil class action filed in the Court of Chancery of the State of Delaware, in a case entitled Michael Steinhardt, Herbert Chen, Derek Sheeler, Steinhardt Overseas Management, L.P., and Ilex Partners, L.L.C., v. Robert Howard-Anderson, Steven Krausz, Robert Abbott, Robert Bylin, Thomas Pardun, Brian Strom, Albert Moyer, and Occam Networks, Inc., C.A. No. 5878-VCL. Occam Networks, Inc., was a publicly traded Delaware corporation that announced on September 16, 2010, that it had entered into merger agreement with Calix, Inc., another publicly traded company in the telecommunications equipment industry. Plaintiffs, Occam shareholders, filed the class action challenging the merger. As part of these proceedings, the court entered a confidentiality order to protect the non-public information that would be exchanged in discovery. This order contained both a general requirement that non-public information produced in the action be used solely for purposes of the litigation and a specific restriction against purchasing, selling, or otherwise trading in the securities of Occam or Calix on the basis of such information. Beginning on December 28, 2010, Mr. Steinhardt began short-selling Calix stock as a way to exit his Occam position. The defendants filed a motion for sanctions on the basis that Delaware law prohibits plaintiff-fiduciaries from trading stock while they are in possession of non-public information they obtained in discovery. After conducting an evidentiary hearing, the court granted the defendants’ motion for sanctions with respect to Mr. Steinhardt and his affiliated funds on January 6, 2012. The court dismissed Mr. Steinhardt and his affiliated funds from the case with prejudice, barred them from receiving any future recovery in the lawsuit, required them to self-report their trading activities to the SEC and disclose it in any future application to serve as lead plaintiff, and ordered them to disgorge profits of over $530,000.

Mr. Steinhardt’s actions did not involve the Company or trading in the Company’s securities and, based on the facts currently known, which we are continuing to monitor, we do not believe Mr. Steinhardt’s actions have had or will have a material impact on our business. However, there can be no assurance that this will be the case or that this will not have an adverse effect on our reputation or the price of our common stock.

Corporate Governance

We have adopted a code of conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of conduct is available on our investor relations website at http://ir.wisdomtree.com. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2012 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, which we refer to as SAS 61. SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Frank Salerno, Chairperson Anthony Bossone R. Jarrett Lilien

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP acted as the Company’s independent registered public accounting firm for the Company for the year ended December 31, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. A majority of the votes properly cast is required for the approval of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and brokers, bankers and other nominees have discretionary voting power on this routine matter. Accordingly, abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following table sets forth the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during the years ended December 31, 2012 and 2011 (in thousands):

	2012	2011
Audit Fees(1)	$390	$264
Audit-Related Fees(2)	$40	$300
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$430	$564

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements included in the Company’s statutory and regulatory filings and for services that are normally provided by independent auditors. In 2012 it also includes the audit of our internal control over financial reporting.
(2)	Audit-related fees relate to professional services rendered in connection with the public offering of our common stock by certain of our stockholders. In 2011 the services were rendered in connection with the registration of our common stock under the Securities Exchange Act of 1934, as amended, relating to the listing of our common stock on the NASDAQ Global Market and the public offering of our common stock by us and certain of our stockholders.

In addition, we incurred fees of $1,629,013 in 2012 and $1,588,168 in 2011 for audit and other services provided by Ernst & Young LLP to the WisdomTree Trust, which issues the WisdomTree ETFs.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves each audit and non-audit service rendered by Ernst & Young LLP to the Company, including the fees and terms thereof. The Committee may form and delegate authority to subcommittees of the Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting pursuant to the Audit Committee Charter. In accordance with this policy, the Audit Committee pre-approved all Audit and Audit-Related fees described above before services were rendered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors of WisdomTree has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this proxy statement and in the amendment to our Annual Report on Form 10-K/A for the fiscal year need December 31, 2012. Based upon that review and discussion, the Compensation Committee has recommended to the Board of Directors that the information set forth below under the heading “Compensation Discussion and Analysis” be included in this proxy statement and in the amendment to our Annual Report on Form 10-K/A.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety this proxy statement, the amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Frank Salerno, Chairperson R. Jarrett Lilien Michael Steinhardt

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides comprehensive information regarding our compensation programs and policies for our named executive officers, who consist of:

•	Jonathan Steinberg, our President and Chief Executive Officer (“CEO”);

•	Gregory Barton, our Chief Operating Officer (“COO”);

•	Amit Muni, our Chief Financial Officer (“CFO”);

•	Luciano Siracusano, our Chief Investment Strategist and Head of Sales (“CIS”);

•	Peter Ziemba, our Chief Legal Officer (“CLO”); and

•	Bruce Lavine, our former President and Chief Operating Officer and currently our non-executive Vice Chairman (“VC”)

We provide what we believe is a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, equity compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains the following:

•	our compensation philosophy and objectives;

•	our compensation process, including the roles our Compensation Committee, management and compensation consultants in the process; and

•	our policies and practices with respect to each compensation element.

Our Compensation Philosophy and Objectives

Our compensation philosophy and objectives are primarily shaped by strategies to achieve our long-term goals within the business environment in which we operate. We operate in an intensively competitive and challenging business environment and we expect competition to continue and intensify. We directly compete with numerous other ETF sponsors and indirectly compete with other larger and multi-national traditional asset management companies. We compete on a number of factors including the breadth and depth of our product offering as well as the investment performance and fees of our ETFs. We believe our long-term success depends on our ability to:

•	continue to innovate and introduce new ETFs to the marketplace to diversify and expand our product offerings;

•	grow our market share of industry inflows to become one of the top five ETF sponsors in the United States;

•	continue to leverage our existing product offering; and

•	continue to generate improved financial results.

A key component of our long-term success is our ability to employ the industry’s most talented, professional and dedicated people at all levels within the Company. Therefore, our employees are critical to our long-term success.

The primary objectives of our compensation program are as follows:

•	attract, retain, and motivate our professional, dedicated, and expert employees in the highly competitive asset management industry;

•	reward and retain employees whose knowledge, skills and performance are critical to our continued success;

•	align the interest of all our employees with those of our stockholders by motivating them to increase stockholder value; and

•	motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

The following principles guide our compensation programs:

•

Pay-for-performance—Our compensation programs are designed to reward our employees for their individual performance as well as our Company’s performance. If our employee is a top-tier performer, he or she should receive higher rewards. Likewise, where individual performance falls short of expectations and/or our Company’s financial performance declines, the programs should deliver lower levels of compensation. In addition, the objectives of pay-for performance and retention must be balanced. Even in periods of temporary downturns in our Company’s performance, our programs should continue to ensure that our successful, high-achieving employees will remain motivated and committed to us.

•

Every employee should be a stake-holder aligned with our stockholders—We believe a key factor in our success has been and continues to be fostering an entrepreneurial culture where our employees act and think like our owners. As such, our compensation programs should encourage stock ownership throughout our organization to align our employees’ interests with our stockholders. Our stock awards should be long-term in nature.

•

Higher levels of responsibility are reflected in compensation—Our compensation should be based on our employees’ level of job responsibility. As employees progress to higher levels in our organization, an increasing proportion of their pay should be tied to our Company’s long-term performance because they are more able to affect our results.

•

Competitive compensation levels—Our compensation programs should be reflective of the value of the position in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•

Team approach—We believe our success has been based on the coordinated efforts of all our employees working towards our common goals, not on the efforts of any one individual. As such, our compensation programs should be applied across the organization, taking into account differences in job responsibilities and marketplace considerations. Perquisites should be rare and limited to those that are important to our employees’ ability to safely and effectively carry out their responsibilities.

•	Align with long-term success —We believe our compensation programs should closely link incentive rewards to our long-term strategic priorities and successes and not short-term excessive risk taking.

To achieve these objectives, we seek to provide competitive compensation packages recognizing and rewarding individual contributions to ensure that executive compensation is aligned with corporate strategies and business objectives.

Factors Considered in Evaluating Total Compensation for our Executive Officers

The Compensation Committee considers the following un-weighted factors (listed in no particular order) to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives referred to above:

•	Our financial health which includes actual results, budgets and projections.

•	Operational performance metrics, including net inflows, market share of industry inflows and organic growth in assets under management as compared to other industry peers.

•	The results of our stockholders’ advisory vote on the compensation of our executive compensation.

•

The broader economic conditions within the industry. The Compensation Committee recognizes that our assets under management and ability to gather ETF inflows are subject to market and other external conditions outside of our control.

•	The performance of our common stock.

•

The experience, tenure and performance of our executive officers and the extent to which the Compensation Committee is generally satisfied with our executive officer’s past performance and expected future contributions.

•	Each executive officer’s duties, responsibilities and ability to influence corporate performance.

•	Industry survey data to confirm the reasonableness of compensation levels.

•	Compensation levels of comparable positions at similar publicly traded asset managers.

•	Historical executive compensation levels along with company-wide compensation levels.

•	Our contractual obligation to certain officers.

•	Views from our compensation consultant regarding pay practices and trends.

The Compensation Committee considers the factors above, together with their collective experiences and business judgment, to evaluate our compensation practices. The Compensation Committee believes this general approach helps us to compete in hiring and to retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure.

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, is responsible for the general oversight of our compensation policies and practices. The Compensation Committee also reviews the overall compensation structure and evaluates the overall performance of our executive officers as a team in order to determine that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives based on their collective experiences and business judgment. The Compensation Committee does engage a compensation consultant with respect to executive compensation as needed.

The Compensation Committee specifically evaluates the performance of our CEO and indirectly, the performance of our other executive officers. The Compensation Committee also discusses the overall performance and compensation of our executives with members of our Board of Directors and presents them with information regarding compensation matters throughout the year as needed.

The Compensation Committee oversees the development, implementation and administration of our compensation programs, including all compensation plans adopted by the Board under which equity grants are made, determines and approves performance measures and goals and objectives relevant to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation, reviews and approves the compensation of the non-CEO executive officers and other senior employees under the Committee’s purview, reviews and approves all discretionary bonuses to our employees, and reviews and approves employment, severance, and change in control agreements as well as any other supplemental benefits provided to our executive officers and other senior employees under the Committee’s purview. The Compensation Committee also reviews and makes recommendations to our Board of Directors with respect to directors’ compensation. The Compensation Committee also works with our CLO to annually review and reassess the adequacy of its charter, proposing changes as necessary to our Board of Directors for approval.

Role of Management

Our executive officers play a critical and important role in setting or recommending compensation levels throughout our organization. Our CEO makes incentive compensation recommendations for the executive officers to the Compensation Committee. In considering the CEO’s recommendations, the Compensation Committee considers the factors discussed above to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives.

Our CFO and CLO work with our CEO and Chairman of the Compensation Committee to design and develop compensation programs applicable to all our employees, including recommending changes to existing compensation programs and operational performance targets, preparing analyses of Company financial, operational data or other Compensation Committee briefing materials, analyzing industry data, and, ultimately, implementing the decisions of the Compensation Committee.

Market Compensation Benchmarking

The Compensation Committee monitors relevant market and industry statistics on executive compensation as one of several factors it considers in determining compensation to our executive officers. In making compensation decisions, the Compensation Committee reviews:

•

Industry surveys—McLagan Partners, Inc., a compensation consulting firm for the financial services industry, prepares annual comprehensive compensation surveys for the asset manager industry. These surveys consisted of consolidated average compensation information of publicly traded and private asset management firms.

•	Industry peers—publicly disclosed pay information for certain publicly traded asset management firms that are generally similar in size, product offering or financial metrics as WisdomTree.

The Compensation Committee uses this information as reasonable and useful starting points for compensation decisions to understand evolving pay trends at asset managers.

Use of Compensation Consultants

The Committee retains Frederick W. Cook & Co., a compensation consultant, to provide objective advice on the pay practices and the competitive landscape for compensation. The compensation consultant also reviews McLagan survey information and selection process and pay information for the publicly traded industry peers.

Consideration of Results of Say-on-Pay Vote

At our 2012 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our fiscal year 2011 compensation paid to our named executive officers, or say-on-pay. At that meeting, 78% of our stockholders voting on say-on-pay cast a vote in favor of the proposal. The Compensation Committee reviews the outcome of our stockholders’ advisory say-on-pay proposal in its evaluation and determination of executive compensation. The Compensation Committee considered the results of the stockholders’ advisory vote at our 2012 Annual Meeting, and did not make any changes to our executive compensation policies and decisions as a result of such vote.

Employment Agreements

We have entered into employment agreements with our COO, CFO, CLO and VC which establishes minimum base salary and cash incentive compensation, severance, change in control, certain post-employment restrictive covenants and other benefits. The Compensation Committee believes it is appropriate to maintain these agreements and benefits in order to provide certainty to our executive officers and VC to support a stable executive management team focusing on our long-term success. We do not maintain employment agreements with our CEO or CIS as the Compensation Committee believes that their significant equity ownership of the Company as co-creators of our fundamentally weighted methodology, aligns their interest with our long-term success.

Components of Compensation

We have established the following components of compensation to satisfy our compensation objectives:

•	base salary;

•	annual incentive compensation;

•	long-term equity compensation;

•	benefit programs;

•	change in control benefits; and

•	severance benefits.

We believe these components provide competitive compensation packages recognizing and rewarding individual contributions; ensure that executive compensation is aligned with corporate strategies and business objectives; and promote the achievement of key strategic and operating performance measures.

Base Salary

We use base salary as a means of providing steady pay or a fixed source of compensation for our executive officers allowing them a degree of certainty in order to attract and retain them. Our COO, CFO and CLO have minimum base compensation of $300,000 under their employment agreements.

Annual Incentive Compensation

We have established an annual bonus program to reward our executive officers, as well as all our employees, for their individual performance as well as Company performance. Incentive compensation is intended to motivate executives to achieve company-wide operating and strategic objectives. This award is granted in cash and restricted stock. Our COO, CFO and CLO have minimum annual cash incentive compensation of $200,000 under their employment agreements.

Long-Term Equity Compensation

Because short-term performance does not by itself accurately reflect our overall performance nor the return realized by our stockholders, our employees are eligible to receive equity awards. We believe that providing equity ownership:

•	serves to align the interests of our employees with our stockholders by creating an ownership culture and a direct link between compensation and stockholder return;

•	creates a significant, long-term interest for our employees to contribute to our success;

•	aids in the retention of employees in a highly competitive market for talent; and

•	allows the executives to participate in our longer-term success through potential stock price appreciation.

Our equity award program is the primary vehicle for offering long-term incentives to our executives. In determining the size and mix of equity grants to our executives, our Compensation Committee used their collective experiences and business judgment and considered the executives’ level of responsibility, the executives’ ability to significantly influence our growth and profitability, the executives previous experience, and the amount of equity awarded to our other executives

Benefits and Perquisites

As stated in our compensation philosophy, our executive officers and Compensation Committee agree that perquisites should be rare and limited to those that are important to our employees’ ability to safely and effectively carry out their responsibilities. Our executive officers are entitled to participate in directors’ and officers’ liability insurance, as well as the various benefits made available to our other employees, such as our 401(k) plan, group health plans, paid vacation and sick leave, basic life insurance and short-term and long-term disability benefits.

Severance

Pursuant to employment agreements we have entered into with our COO, CFO, CLO and VC each of them is entitled to specified benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. These benefits include partial acceleration of unvested restricted stock and option awards and guaranteed minimum severance payments and benefits.

Change-in-Control Benefits

Upon a change in control that occurs during the employment of our executive officers or, in certain circumstances, within six or twelve months following the executive’s involuntary termination without cause or voluntary termination for good reason, certain of the equity awards that have been granted to our named executive officers will accelerate and any stock options will become fully or partially vested and the conditions and restrictions on any restricted stock awards will be removed. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under “Potential Payments Upon Termination or Change of Control.”

Our goal in providing severance and change in control benefits is to offer certainty regarding the potential protection such that our executive officers will: (i) focus their attention and decision-making on the requirements of the business, and (ii) cooperate in negotiating any change in control in which they believe they may lose their jobs. We believe these benefits assist in maintaining a competitive position in terms of attracting and retaining key executives which is in the best interests of our stockholders.

Tax and Accounting Considerations

Currently, accounting and tax treatment of particular forms of compensation are considered but do not materially affect our compensation decisions. However, in the future as we continue to gain experience with our compensation policies and grow our business, we will evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. For example, Section 162(m) of the Code generally disallows a tax deduction to a publicly-traded company for certain compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We believe we will structure the performance-based portion of our executive compensation, in the future, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax-deductible to us. The Compensation Committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2012 Compensation

Change in Equity Granting Practice and Total Compensation Competitive Review

In 2012, we began a process to examine our practice of granting equity awards to our employees. In the past, when employees were hired, we would grant them a significant long-term equity award that would vest over four years. When that initial award was about to fully vest, we often replenished the award with a more modest long-term award. We also granted special long-term equity awards from time to time to certain employees to recognize their exemplary performance or promotions as part of their year-end compensation. In 2009, because most of our employees had options that were significantly out of the money, our Board and Compensation Committee approved a proposal to provide eligible employees an opportunity to exercise their underwater stock options in the future at an alternative lower strike price. To obtain the full benefit of the alternative strike price, employees were required to remain with us for an additional four years. In effect, this re-pricing was like a new equity grant and eliminated the need for us to grant replenishment long-term equity awards after the re-pricing other than special awards to recognize employees’ exceptional performance. Since most of these equity awards would fully vest by January 2013, the Compensation Committee directed our CFO and CLO to review our grant practices and shift from the practice described above, which is more typical for a start-up company, to an annual granting practice, which is a more typical for maturing companies and companies in the financial services industry. As part of this review, compensation consultants from Frederick W. Cook & Co. provided guidance to the Compensation Committee and our CFO and CLO to help redesign our equity grant practice.

In conjunction with the change in equity granting practice, we also undertook a market study to ensure our pay levels were competitive within the asset management industry relative to our size and location in New York City. This study was done for all employees, including our executive officers. Working with our compensation consultant, we analyzed competitive pay information for each individual position provided by McLagan where an appropriate match of position and responsibilities could be made. This market data was one factor used in the evaluation along with our judgment based on each individual’s performance and our business needs. In addition, we reviewed average total compensation levels which included the value of any long-term equity awards which were not considered as part of total compensation in the past. For the executive officers, peer information from other publicly traded asset managers were also analyzed, which included Artio Global Investors, Calamos Asset Management, CIFC Corp, Cohen & Steers, Diamond Hill Investment, Epoch Holdings, Financial Engines, GAMCO Investors, Manning & Napier, Virtus Investment Partners, and Westwood Holdings Group. These firms were selected because of their similar size, market capitalization, product offering or financial metrics as WisdomTree. The analysis was presented to the Compensation Committee and considered in determining total compensation for our executive officers and the total compensation pool for WisdomTree.

Change in Executive Management

In April 2012, our Board of Directors appointed our CEO as President and CEO. Our then President and Chief Operating Officer, Bruce Lavine, relinquished his President and Chief Operating Officer responsibilities to serve as Vice Chairman and relocated to California for family reasons. Mr. Lavine continues to serve in a leadership role and is a member of our Board of Directors. In October 2012, Gregory Barton joined us as Chief Operating Officer. In connection with his new role as Vice Chairman, Mr. Lavine’s compensation was changed. He received a prorated incentive compensation award based on his 2011 compensation; his base salary was reduced to $25,000; and he will no longer be eligible for any incentive compensation. Mr. Lavine agreed to extend the vesting conditions of his long-term equity awards whereby they would ratably vest through 2015 instead of 2014, essentially enhancing their retention characteristics.

2012 Performance Background

We have been and continue to operate in an extremely challenging and highly competitive business environment. Equity markets have generally improved; however, the markets continue to experience significant volatility. The level of flows into the equity markets have been tepid since the financial crisis; although ETF flows hit record levels in 2012. Despite a challenging economic environment, our AUM and net inflows have been growing and reaching record levels which has also translated into record revenues and earnings.

Highlights of 2012 and goals established at the beginning of the year that the Compensation Committee considered in evaluating the performance of our executive officers included:

•

Margin improvement—our gross margins increased from 61% in 2011 to 66% in 2012. Our proforma pre-tax operating margins, which excludes costs related to patent litigation, ETF shareholder proxy, initial exchange listing and offering related costs, increased from 6% to 17%.

•

Continued diversification of product offering—we launched one fixed income ETF to expand our fixed income offering and one equity ETF focusing on Chinese equities excluding financial companies to offer a differentiation from existing products in the market.

•

Target 3% to 5% market share of industry inflows—in 2012 market share of inflows was below target at 2.6% due to strong flows during the beginning of 2012 into U.S. fixed income investments, an area where we do not have a competing product.

•

Fast relative growth rates—we had the second fastest organic AUM growth rate of the top 10 ETF sponsors in 2012. We had the highest organic AUM growth rate of the publicly traded traditional asset managers.

•

Public Offerings—due to our strong operating and financial performance coupled with our investor relations efforts to build investor awareness and demand, we completed two public offerings allowing our initial investors to monetize a portion of their investment in WisdomTree in a controlled manner. This allowed us to broaden our ownership as part of our evolution from a start-up to a NASDAQ listed company.

•	Ended patent litigation—we successfully ended our patent litigation with Research Affiliates with minimal disruption and expense to the Company.

•

ETF shareholder proxy—we successfully completed a proxy of the WisdomTree ETF shareholders which allowed us to continue to serve as investment advisor to the WisdomTree ETFs in the event that our Chairman, Michael Steinhardt, decreased his ownership interest in WisdomTree below 25%. In addition, we obtained approval to change sub-advisors to the WisdomTree ETFs without future shareholder approval.

•	Renegotiated joint venture with BNY Mellon—we ended our joint venture with BNY Mellon for our currency and fixed income ETFs early and on beneficial financial terms.

•

Higher AUM and net inflows—our AUM increased 50% from $12.2 billion at the end of 2011 to $18.3 billion at the end of 2012. Our net inflows increased 21% from $3.9 billion in 2011 to $4.7 billion in 2012.

2012 Compensation Results

Given the change in equity granting practice and competitive analysis on compensation, our CEO and Compensation Committee focused on determining the appropriate level of total compensation for each of our executive officers. Our CEO and Compensation Committee use their business judgment, and considered:

•	The individual performance of each of our executive officers and their performance as a team in reaching our goals;

•	Survey data from McLagan;

•	Publicly traded asset manager peer information;

•	Historical average total compensation taking into account long-term equity awards; and

•	Guidance from Frederick W. Cook & Co., the Compensation Committee’s compensation consultant.

In determining the total compensation for our CEO, the Compensation Committee placed more emphasis on publicly traded peer information as this was an easily comparable position. Our CEO also placed more emphasis on publicly traded peer data in determining our CFO’s total compensation as it was easily comparable. Our CEO placed more emphasis on survey data for our CIS and CLO’s total compensation and subjectively determined an incentive compensation amount for our COO given his short tenure with the firm.

The table below reflects the total compensation granted to our executive officers in a manner that the Compensation Committee used to evaluate total compensation. This table supplements the “Summary Compensation Table” presented below, which is in a different format required by the SEC:

(in thousands)	Base	+	Incentive Compensation			=	Total Compensation
			Short-Term (Cash)	Long-Term (Stock)	Total		2012
Jonathan Steinberg	$450		$399	$2,151	$2,550		$3,000
Gregory Barton(1)	$69		$46	$54	$100		$169
Amit Muni	$300		$396	$257	$653		$953
Luciano Siracusano	$300		$399	$601	$1,000		$1,300
Peter Ziemba	$300		$396	$404	$800		$1,100
Brue Lavine(2)	$185		$233	$39	$272		$457

(1)	Mr. Barton joined us in October 2012.
(2)	As discussed above, Mr. Lavine changed roles and his compensation was changed in August 2012.

Long-term equity awards were granted in January 2013 and represent restricted stock which will vest 50% in January 2014, 25% in January 2015 and 25% in January 2016. The values for the long-term equity awards represent the accounting grant date fair values in accordance with U.S generally accepted accounting principles.

Acceleration of Bonus Payments and Stock Vesting

Due to the “fiscal cliff” issues and the probability of higher taxes in 2013 for highly compensated employees, including our executive officers, our Compensation Committee approved the payment of a significant portion of 2012 performance year cash bonuses in December 2012 instead of February 2013. In addition, they approved the accelerated vesting of restricted stock due to vest in January 2013 to December 2012. The Compensation Committee determined it was appropriate to provide this benefit to our executive officers to minimize their tax payments and considered this benefit when determining total compensation for our executive officers for 2013.

Risk Analysis of Compensation Policies and Programs

The Compensation Committee has reviewed our overall compensation policies and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our Company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to each of our executive officers is reasonable and appropriate. Through the compensation arrangements described above, a portion of each executive’s compensation is contingent on our company-wide and their individual performance. Therefore, the realization of benefits by the executive is closely linked to our achievements and increases in stockholder value. We remain committed to our compensation philosophies and the Compensation Committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The Compensation Committee believes that our compensation program gives each executive appropriate incentive to contribute to our long-term performance and believes that our compensation structure and practices encourage management to work as a team in an entrepreneurial culture for outstanding stockholder returns, without taking unnecessary or excessive risks. The total compensation opportunities of our compensation packages will allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned during the years ended December 31, 2012, 2011 and 2010 by each named executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary			Bonus(1)		Stock Awards(2)		Option Awards(2)		Total
Jonathan Steinberg President and Chief Executive Officer	2012 2011 2010	$ $ $	450,000 450,000 450,000		$ $ $	399,000 318,750 262,500	$ $ $	109,012 92,774 250,000		— — —	$ $ $	958,012 861,524 962,500

Gregory Barton Chief Operating Officer	2012		$69,423	(3)		$46,000		$1,348,000		—		$1,463,423

Amit Muni Chief Financial Officer	2012 2011 2010	$ $ $	300,000 300,000 294,792	(4)	$ $ $	396,000 317,188 275,000	$ $ $	986,575 536,505 50,000	$ $	— 448,500 134,000	$ $ $	1,682,575 1,602,193 753,792

Luciano Siracusano Chief Investment Strategist	2012 2011 2010	$ $ $	300,000 300,000 245,833	(5)	$ $ $	399,000 318,750 262,500	$ $ $	1,055,512 92,774 62,501		— — —	$ $ $	1,754,512 711,524 570,834

Name and Principal Position	Year	Salary			Bonus(1)		Stock Awards(2)		Option Awards(2)		Total

Peter Ziemba Chief Legal Officer	2012 2011 2010	$ $ $	300,000 300,000 300,000		$ $ $	396,000 317,188 275,000	$ $ $	986,575 536,505 50,000	$	— — 134,000	$ $ $	1,682,575 1,153,693 759,000

Bruce Lavine Vice Chairman (Former President and COO)	2012 2011 2010	$ $ $	185,417 300,000 300,000	(6)	$ $ $	232,878 399,219 350,000	$ $ $	68,129 53,015 50,000	$	— — 100,500	$ $ $	486,424 752,234 800,500

(1)	Amounts reflected for the year 2012 reflect bonuses earned in 2012 of which a portion was paid in December 2012 with the remainder paid in 2013, amounts reflected for the year 2011 reflect bonuses earned in 2011 and paid in 2012, and amounts reflected for the year 2010 reflect bonuses earned in 2010 and paid in 2011.
(2)	Amounts reflect the aggregate accounting grant date fair value of awards to our named executive officers computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in note 6 of the notes to our annual consolidated financial statements included elsewhere in this Report.
(3)	Amount reflected for 2012 reflects the pro rata of Mr. Barton’s employment agreement base salary of $300,000 from date of hire.
(4)	Pursuant to the terms of Mr. Muni’s employment agreement, his base salary increased from $275,000 to $300,000 effective on March 16, 2010. The amount shown above reflects the pro rata application of that increase for the year ended December 31, 2010.
(5)	The Compensation Committee increased Mr. Siracusano’s base salary from $200,000 to $250,000 effective on February 1, 2010. The amount shown above reflects the pro rata application of that increase for the year ended December 31, 2010.
(6)	Amount reflected for 2012 reflects the pro rata of Mr. Lavine’s current employment agreement as Vice Chairman with a base salary of $25,000, and his former employment agreement as President and COO with a base salary of $300,000.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock awards granted under our 2005 Performance Equity Plan to our named executive officers under our equity plans during the year ended December 31, 2012.

Grants of Plan-Based Awards Table for the 2012 Fiscal Year

Name	Grant Date	Option Awards: Number of Shares Underlying Options	Exercise or Base Price of Option Awards	Stock Awards: Number of Shares of Restricted Stock	Grant Date Fair Value of Stock and Option Awards(1)
Jonathan Steinberg	1/25/2012	—	—	17,276	$109,012
Gregory Barton	10/8/2012	—	—	200,000	$1,348,000
Amit Muni	1/25/2012	—	—	156,351	$986,575
Luciano Siracusano	1/25/2012	—	—	167,276	$1,055,512
Peter Ziemba	1/25/2012	—	—	156,351	$986,575
Bruce Lavine	1/25/2012	—	—	10,797	$68,129

(1)	Amounts reflect the aggregate accounting grant date fair value of awards to our named executive officers computed in accordance with FASB Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in note 6 of the notes to our annual consolidated financial statements included elsewhere in this Report.

Outstanding Equity Awards at Fiscal Year End Awards

The following table sets forth certain information with respect to outstanding options and stock awards held by our named executive officers at December 31, 2012:

Outstanding Equity Awards at Fiscal Year-End 2012 Table

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Grant Date	Option Expiration Date(1)		Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
	Exercisable		Unexercisable
Jonathan Steinberg	3,000,000		—	—	$0.03	3/17/04	3/16/14	(3)
	835,000		—	—	$0.16	11/10/04	11/9/14	(4)
	1,312,500		437,500	—	$0.70	1/26/09	1/25/19	(5)	—	—

Gregory Barton	—		—	—	—	—	—		10/8/12	200,000	$1,224,000	(11)

Amit Muni	225,000	(6)	75,000	—	$1.07	1/16/08	1/15/18	(6)
	100,000		—	—	$2.25	1/28/10	1/27/20	(7)	1/27/11	50,000	$306,000	(11)
	—		150,000	—	$5.05	1/27/11	1/26/21	(8)	1/25/12	112,500	$688,500	(11)

Luciano Siracusano	60,000		—	—	$0.03	3/17/04	3/16/14	(3)
	336,953		—	—	$0.16	11/10/04	11/9/14	(5)
	150,000		50,000	—	$0.70	1/26/09	1/25/19	(5)	1/25/12	75,000	$459,000	(12)

Peter Ziemba	200,000	(9)	200,000	—	$1.07	4/23/07	4/22/17	(9)	1/27/11	50,000	$306,000	(11)
	100,000		—	—	$2.25	1/28/10	1/27/20	(7)	1/25/12	112,500	$688,500	(11)

Bruce Lavine	—		150,000	—	$0.70	1/26/09	1/25/19	(10)	1/26/09	300,000	$1,836,000	(13)

(1)	The expiration date for all options is the date that is ten years after the grant date. See “Potential Payments upon Termination or Change of Control” for a description of the acceleration provisions upon termination or change of control.
(2)	The market value of such holdings is based on the closing price of $6.12 per share of our common stock as reported on December 30, 2012.
(3)	50% of these options vested at a rate of 25% of the shares of common stock underlying the option each year starting one year from the date of grant, subject to continued employment. The remaining 50% vested upon the Company achieving net income of at least $1.00 in two consecutive quarters.
(4)	These options vested 50% on the grant date and 50% one year from the date of grant, subject to continued service as Director.
(5)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from the date of grant, subject to continued employment.
(6)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from date of grant. The exercise price of these options was initially $2.72. On January 26, 2009, our Board of Directors modified these options. As modified, the exercise price of these options is now $1.07 and the new vesting schedule began as of the date of modification. As a result, in addition to the 225,000 options shown in the table above that are currently exercisable at $1.07 under the modified vesting schedule, Mr. Muni has the right to exercise options to purchase an additional 75,000 shares of common stock at $2.72 under the initial vesting schedule. For more information see “Compensation Discussion and Analysis—Option Restructuring” above.
(7)	These options vested 100% on February 15, 2012 and were subject to continued employment.
(8)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting three years from the date of grant, subject to continued employment.

(9)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from date of grant. The exercise price of these options was initially $6.35. On January 26, 2009, our Board of Directors modified these options. As modified, the exercise price of these options is now $1.07 and the new vesting schedule began as of the date of modification. As a result, in addition to the options to purchase 200,000 shares of common stock shown in the table above that are currently exercisable at $1.07 under the modified vesting schedule, Mr. Ziemba has the right to exercise options to purchase an additional 200,000 shares of common stock at $6.35 under the initial vesting schedule. For more information see “Compensation Discussion and Analysis—Option Restructuring” above.
(10)	These options vest 100% on July 31, 2015, subject to continued employment.
(11)	These unvested shares of restricted stock vest at a rate of 25% each year starting one year from the date of grant, subject to continued employment. Pursuant to approval by our Compensation Committee, the portion of shares that were originally scheduled to vest in January 2013 instead vested in December 2012.
(12)	These unvested shares of restricted stock vest at a rate of 50% each year starting one year from the date of grant, subject to continued employment. Pursuant to approval by our Compensation Committee, the portion of shares that were originally scheduled to vest in 2013 instead vested in December 2012.
(13)	These unvested shares of restricted stock vest 50% on July 31, 2013 and 50% on July 31, 2014, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth, for each named executive officer, the value of all share-based incentive plan awards vested during the year ended December 31, 2012:

Option Exercises and Stock Vested Table for the 2012 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jonathan Steinberg	3,604,292	$19,326,925	35,467	$222,769
Gregory Barton	—	—	—	—
Amit Muni	—	—	99,048	$620,475
Luciano Siracusano	848,306	$5,156,016	110,467	$690,769
Peter Ziemba	400,000	$1,991,439	99,048	$620,475
Bruce Lavine	525,000	$2,911,905	171,192	$1,087,069

(1)	Based on the volume weighted average price per share of our common stock on the date on which restricted stock awards vested and were settled.

Employment Agreements

Gregory Barton

We have entered into an employment agreement with our Chief Operating Officer, Gregory Barton. The agreement is for an indefinite term, and Mr. Barton’s employment is on an “at will” basis. Mr. Barton’s agreement provides for a base salary of $300,000. The agreement entitles Mr. Barton to a guaranteed minimum annual cash bonus of $200,000. The agreement also entitles Mr. Barton to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The agreement also contains employee confidentiality, assignment of inventions and non-solicitation of employee provisions. Mr. Barton is entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason, prior to December 31, 2014. Upon a termination under these circumstances, we will pay Mr. Barton, in addition to all accrued but unpaid base salary and guaranteed minimum annual cash bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed bonus and a prorated guaranteed minimum bonus for the year in which the termination occurs. Mr. Barton may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Amit Muni

We have entered into an employment agreement with our Chief Financial Officer, Amit Muni. The agreement is for an indefinite term, and Mr. Muni’s employment is on an “at will” basis. Mr. Muni’s agreement provides for a base salary of $300,000, which became effective as of March 17, 2010, an increase from $275,000. The agreement entitles Mr. Muni to a guaranteed minimum annual cash bonus of $200,000. The agreement also entitles Mr. Muni to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The agreement also contains employee confidentiality and assignment of inventions provisions. Mr. Muni is entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Upon a termination under these circumstances, we will pay Mr. Muni, in addition to all accrued but unpaid base salary and guaranteed minimum annual cash bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed minimum bonus and a prorated guaranteed minimum bonus for the year in which the termination occurs. Mr. Muni may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Peter Ziemba

We have entered into an employment agreement with our Chief Legal Officer, Peter Ziemba. The agreement is for an indefinite term, and Mr. Ziemba’s employment is on an “at will” basis. Mr. Ziemba’s agreement provides for a base salary of $300,000. The agreement entitles Mr. Ziemba to a guaranteed minimum annual cash bonus of $200,000. The agreement also entitles Mr. Ziemba to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The agreement also contains employee confidentiality, assignment of inventions and non-solicitation of employee provisions. Mr. Ziemba is entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Upon a termination under these circumstances, we will pay Mr. Ziemba, in addition to all accrued but unpaid base salary and guaranteed minimum annual cash bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed bonus and a pro rated guaranteed minimum bonus for the year in which the termination occurs. Mr. Ziemba may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Bruce Lavine

On April 24, 2012, in connection with an expected change in status of then President and Chief Operating Officer, Bruce Lavine, we entered into a new employment agreement which became effective on August 1, 2012. The new agreement provides for Mr. Lavine’s continued employment in a full time capacity for a three year term expiring August 1, 2015. The following is a summary of the changes to Mr. Lavine’s compensation arrangements pursuant to the Agreement. Mr. Lavine will continue to be employed in a full time capacity until August 1, 2015. Mr. Lavine’s annual base salary was reduced from the previous annual rate of $300,000 to $25,000. Mr. Lavine will not be entitled to receive bonuses. For Mr. Lavine’s service as President and Chief Operating Officer during the 2012 fiscal year, Mr. Lavine received a prorated bonus of $271,615. 150,000 stock options awarded to Mr. Lavine on January 26, 2009 that were scheduled to vest on January 26, 2014 will now vest on July 31, 2015. 150,000 shares of restricted stock awarded on January 26, 2009 that were scheduled to vest on February 16, 2013 will now vest on July 31, 2013. 150,000 shares of restricted stock awarded on January 26, 2009 that were scheduled to vest on February 16, 2014 will now vest on July 31, 2014.

Prior to April 24, 2012, under the former employment agreement with Mr. Lavine which has now been replaced, Mr. Lavine’s employment had been for an indefinite term and on an “at will” basis. This former agreement provided for a base salary of $300,000 and entitled Mr. Lavine to a guaranteed minimum annual bonus of $200,000. Mr. Lavine, however, was subject to a restrictive covenant that prohibits him from working for a competitor for a one-year period after he gives the Company notice of his voluntary termination of employment or if his employment was terminated for cause. The agreement also entitled Mr. Lavine to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The agreement also contained employee confidentiality and assignment of inventions provisions. Mr. Lavine was entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Upon a termination under these circumstances, we would have paid Mr. Lavine, in addition to all accrued but unpaid base salary and guaranteed minimum annual bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed minimum bonus and a pro rated guaranteed minimum bonus for the year in which the termination occurs, subject to certain adjustments in the event Mr. Lavine had provided notice of his intent to resign. Mr. Lavine could have also elected to have us pay for COBRA insurance coverage for a one-year period following his termination.

Potential Payments upon Termination or Change of Control

Certain of our named executive officers are entitled to additional compensation in the event of the involuntary termination of their employment without cause, the voluntary termination of their employment for good reason or a change in control. This section is intended to discuss these post-employment payments, assuming the termination from employment or change in control, as the case may be, occurred on December 31, 2012, on the terms currently in effect between the named executive officers and us. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed in this section, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our named executive officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause.

	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Change in Control
Jonathan Steinberg
Severance Arrangements	—	—	—
Acceleration of Stock Options(2)	—	—	$2,371,250
Acceleration of Restricted Stock	—	—	—

Total	—	—	$2,371,250

Gregory Barton
Severance Arrangements(1)	$568,340	$568,340	—
Acceleration of Stock Options	—	—	—
Acceleration of Restricted Stock(3)	$306,000	$306,000	$1,224,000

Total	$1,027,675	$1,027,675	$1,224,000

Amit Muni
Severance Arrangements(1)	$721,675	$721,675	—
Acceleration of Stock Options(2)	$378,750	$378,750	$539,250
Acceleration of Restricted Stock(3)	—	—	$994,500

Total	$1,100,425	$1,100,425	$1,533,750

Luciano Siracusano
Severance Arrangements	—	—	—
Acceleration of Stock Options(2)	—	—	$271,000
Acceleration of Restricted Stock(3)	—	—	$459,000

Total	—	—	$730,000

Peter Ziemba
Severance Arrangements(1)	$721,675	$721,675	—
Acceleration of Stock Options(2)	$1,010,000	$1,010,000	$1,010,000
Acceleration of Restricted Stock(3)	—	—	$994,500

Total	$1,731,675	$1,731,675	$2,004,500

Bruce Lavine
Severance Arrangements(1)	$37,952	$37,952	—
Acceleration of Stock Options	—	—	—
Acceleration of Restricted Stock(3)	$918,000	$918,000	—

Total	$955,952	$955,952	—

(1)	As described below, severance payments include an amount equal to the sum of one-year’s base salary and guaranteed bonus as well as the value of COBRA benefits for twelve months. In addition, the severance amount will include a pro-rated portion of the minimum guaranteed bonus for the year in which the termination occurred.
(2)	Represents the dollar value of unvested options calculated using the difference between $6.12, the closing price of the Company’s stock as of December 31, 2012, and the option strike price.
(3)	Represents the dollar value of restricted stock using $6.12, the closing price of the Company’s stock as of December 31, 2012.

Severance Arrangements

Pursuant to the terms of their employment agreements, each of Messrs. Barton, Muni, Ziemba and Lavine is entitled to certain benefits in the event of the involuntary termination of his employment without cause (as defined in the applicable agreement) or the voluntary termination of his employment for good reason (as defined in the applicable agreement). Under these circumstances, we will pay each of Messrs. Barton, Muni and Ziemba, in addition to all accrued but unpaid base salary, the guaranteed minimum annual cash bonus and any discretionary bonus that has been awarded but not yet paid, an amount equal to the sum of one-year’s base salary and guaranteed minimum annual cash bonus and a pro-rated guaranteed minimum bonus amount for the year in which termination occurred. Mr. Lavine will receive, in addition to all accrued but unpaid base salary, an amount equal to the sum of one-year’s base salary Each of Messrs. Barton, Muni, Ziemba and Lavine may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination, Messrs. Muni and Ziemba would have each received incremental values of $721,675, Mr. Barton $568,340 and Mr. Lavine $37,952 as a result of the provisions of these employment agreements. The amount for Mr. Barton would have been less than the amount that would have been received by Messrs. Muni and Ziemba solely because he would only have received a pro-rated portion of his guaranteed minimum annual cash bonus for 2012 since he commenced his employment on October 8, 2012. Messrs. Steinberg and Siracusano are not party to employment agreements.

Acceleration of Options

Certain of the stock options we have granted to Messrs. Steinberg, Muni, Siracusano, and Ziemba provide that, upon a change of control (as defined in the applicable agreement) each such stock option will fully vest. As a result, assuming the change of control had occurred on December 31, 2012, Messrs. Steinberg, Muni, Siracusano, and Ziemba would have received incremental values of $2,371,250, $539,250, $271,000, and $1,010,000, respectively.

In addition, certain of the stock options we have granted to each of Messrs. Muni and Ziemba provide that in the event of the involuntary termination of his employment without cause (as defined in the applicable agreement) or the voluntary termination of his employment for good reason (as defined in the applicable agreement), the portion of such stock option that would have otherwise vested during the one year period immediately following the date of termination will vest. As a result, assuming the date of termination was on December 31, 2012, Messrs. Muni and Ziemba would have received incremental values of $378,750 and $1,010,000, respectively.

Acceleration of Restricted Stock

Certain of the restricted stock awards we have granted to each of Messrs. Barton, Muni and Ziemba provide that, upon a change of control (as defined in the applicable agreement), the conditions and restrictions on any restricted stock award will be removed. As a result, assuming the change of control had occurred on December 31, 2012, Messrs. Barton, Muni and Ziemba would have received incremental values of $1,224,000, $994,500 and $994,500, respectively.

Certain of the restricted stock awards we have granted to each of Messrs. Barton, Muni , Ziemba and Lavine provide that, upon the involuntary termination of his employment without cause (as defined in the applicable agreement) or the voluntary termination of his employment for good reason (as defined in the applicable agreement), the conditions and restrictions on any restricted stock award that would have been removed within the twelve month period that immediately follows the date of termination will be removed. As a result, assuming such termination occurred on December 31, 2012, Messrs. Barton, Muni, Ziemba and Lavine would have received incremental values of $306,000, $0, $0 and $918,000, respectively.

Compensation of Directors

The Board of Directors has determined that each of our non-employee directors who does not hold his membership on the Board of Directors pursuant to a contractual right granted to investors in one or more of our private placements (see “Directors, Executive Officers and Corporate Governance—Board Composition”) is entitled to receive compensation for service as a director. At December 31, 2012 and 2011, four directors were qualified to receive compensation under this program: Messrs. Begleiter, Bossone, Lilien and Salerno. However, in connection with his appointment to our Board of Directors in February 2011, Mr. Begleiter waived his right to receive compensation for three years. Mr. Bossone similarly waived his right to receive compensation for three years in connection with his nomination for re-election to the Board at our Annual Meeting of Stockholders in July 2012. Under this compensation program these qualifying directors receive a grant of equity valued at $300,000 on the date of grant based on the volume weighted average price of our common stock over the 30 trading days immediately prior to the grant date. This award vests over three years on the first three anniversaries of the date of grant.

In addition, each of these directors receives the following annual retainers:

•	$30,000 for board service;

•	$10,000 additional for service on either the Audit Committee or the Compensation Committee;

•	$5,000 additional for service on the Nominating Committee;

•	$10,000 additional for chairmanship of either the Audit Committee or the Compensation Committee; and

•	$40,000 additional for Independent Lead Director.

All of our directors are reimbursed for out-of-pocket expenses for attending meetings. Our directors also participate in the liability insurance and indemnification arrangements described below.

The following table describes director compensation for non-management directors for the year ended December 31, 2012. Messrs Salerno and Lilien were the only directors to receive compensation in the years ended December 31, 2012. Directors who are also officers of WisdomTree are not entitled to any compensation for their services as a director.

Director Compensation Table for the 2012 Fiscal Year

Name	Fees Earned or Paid in Cash	Fair Value Grant of Restricted Stock	Total
Frank Salerno	$110,000	—	$110,000
R. Jarrett Lilien	$55,000	—	$55,000

Performance Graph

The following graph presents total stockholder returns on an initial investment of $100 in our common stock on December 31, 2007, compared to an equal investment in the Russell 2000 Index and the SNL Asset Manager Index. The SNL Asset Manager Index is a composite of thirty-five publicly traded asset management companies prepared by SNL Financial LC, Charlottesville, VA. The stock price performance on the graph is not necessarily indicative of future price performance.

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
WisdomTree Investments, Inc.	100.00	25.27	66.79	149.82	218.41	220.94
Russell 2000	100.00	66.21	84.20	106.82	102.36	119.09
SNL Asset Manager	100.00	47.52	77.10	88.75	76.76	98.48

Limitation of Liability and Indemnification Arrangements

As permitted by the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation and amended and restated by-laws limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated by-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our Board of Directors, certain employees to the fullest extent permitted by the DGCL; and

•

advance expenses, including attorneys’ fees, to our directors and, in the discretion of our Board of Directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have also entered into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our directors to the fullest extent permitted by the DGCL and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance to provide insurance coverage to our directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors in the future for any breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and certain employees pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of May 29, 2013 (except as otherwise indicated in the footnotes) by:

•

each person (including any “group” of persons as that term is used in Section 13d-3 of the Exchange Act) we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors and director-nominees; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole vesting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Unless otherwise noted, the business address of each of the persons and entities that beneficially own 5% or more of the outstanding shares of common stock is c/o WisdomTree Investments, Inc., 380 Madison Avenue, 21st Floor, New York, N.Y. 10017. We have based our calculation of the percentage of beneficial ownership on 127,861,255 shares of our common stock outstanding as of May 29, 2013, including shares of restricted stock issued to our employees but not yet vested.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the date above, including through the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.

	Number	Percentage
Named Executive Officers, Directors and Director-Nominees
Jonathan L. Steinberg(1)	9,794,749	7.3%
Gregory Barton(2)	207,573	0.2
Bruce I. Lavine(3)	468,355	0.4
Amit Muni(4)	910,933	0.7
Luciano Siracusano, III(5)	821,456	0.6
Peter M. Ziemba(6)	1,187,277	0.9
Michael Steinhardt(7)	19,808,766	15.4
Steven L. Begleiter(8)	73,461	0.1
Anthony Bossone	100,000	0.1
R. Jarrett Lilien(9)	278,372	0.2
Win Neuger	0	0.0
James D. Robinson, IV(10)	1,263,789	1.0
Frank Salerno(11)	578,884	0.5
All directors and executive officers as a group (12 persons)(12)	35,489,865	26.1
Other 5% or Greater Stockholders
BlackRock, Inc.(13)	7,944,759	6.2
Horizon Kinetics LLC(14)	6,846,590	5.4
Wellington Management Company, LLP(15)	17,511,449	13.7

(1)	Includes (i) 798 shares of common stock owned by Mr. Steinberg’s spouse with whom he may be deemed to share voting power; (ii) 16,889 shares of common stock held in a joint account with Mr. Steinberg’s spouse with whom he shares voting power; (iii) 301,683 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Steinberg until they vest, but over which he exercises voting control; and (iv) 5,585,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from February 15, 2013.
(2)	Includes 207,573 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Barton until they vest, but over which he exercises voting power.
(3)	Includes 305,432 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Lavine until they vest, but over which he exercises voting power. Excludes 150,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of May 29, 2013 and excludes 224,686 shares of common stock held by the 2012 Bruce Lavine Irrevocable Trust for which he does not possess any voting or dispositive power.

(4)	Includes (i) 245,772 shares of common stock held in a joint account with Mr. Muni’s spouse with whom he shares voting and dispositive power; (ii) 198,544 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Muni until they vest, but over which he exercises voting power; and (iii) 400,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from February 15, 2013. Excludes an aggregate of 150,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of May 29, 2013.
(5)	Includes (i) 159,291 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Siracusano until they vest, but over which he exercises voting control; and (ii) 506,953 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2013.
(6)	Includes (i) 219,161 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Ziemba until they vest, but over which he exercises voting control; (ii) 500,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2013; and (iii) 12,000 shares of common stock owned by Mr. Ziemba’s adult son, over which Mr. Ziemba possesses shared voting and dispositive power.
(7)	Includes 835,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from February 15, 2013. The business address of Mr. Steinhardt is 712 Fifth Avenue,, New York, NY 10019.
(8)	Mr. Begleiter serves as a Managing Principal of Flexpoint Ford, LLC, an affiliate of Flexpoint Fund, L.P. However, Mr. Begleiter does not have voting or dispositive power over the 3,996,000 shares of common stock held by Flexpoint Fund, L.P., a private investment fund at the close of business on May 29, 2013. We are informed by Flexpoint Fund, L.P. that it distributed 2,500,000 of these shares to its partners subsequent to the close of business on this date.
(9)	Includes 13,568 shares of common stock which are held by Bendigo Ventures, a sole proprietorship over which Mr. Lilien holds voting and dispositive power, and 27,137 shares of restricted stock held by Bendigo Ventures that do not vest within 60 days of February 15, 2013 and are not transferable by Bendigo Ventures until they vest, but over which he exercises voting power.
(10)	Includes 969,317 shares of common stock held by RRE Ventures III-A, L.P., 81,003 shares of common stock held by RRE Ventures Fund III, L.P., and 44,607 shares of common stock held by RRE Ventures III, L.P. (collectively the “RRE Entities”). The general partner of each of the RRE Entities is RRE Ventures GP III, LLC. The general partners of RRE Ventures GP III, LLC are James D. Robinson III, James D. Robinson IV and Stuart J. Ellman and they share voting and dispositive power over these shares. Mr. Robinson disclaims beneficial ownership of the shares held by the RRE Entities except to the extent of his pecuniary interest in the shares.
(11)	Includes (i) 50,000 shares of common stock held in a joint account with Mr. Salerno’s spouse with whom he shares voting and dispositive power, (ii) 17,321 shares of common stock held by Hillcrest Financial, LLC, a limited liability company of which Mr. Salerno and his spouse are the managing members and with whom Mr. Salerno shares voting and dispositive power, (iii) 27,137 shares of restricted stock that do not vest within 60 days of May 29, 2013 and are not transferable by Mr. Salerno until they vest, but over which he exercises voting power; and (iv) 484,426 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2013.
(12)	Includes an aggregate of 8,311,379 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of May 29, 2013 held by the named executive officers and directors included in this group.
(13)

Information reported pursuant to a Schedule 13G filed with the SEC on January 30, 2013. Blackrock, Inc. has filed as a parent holding company or control person on behalf of certain subsidiaries, none of which individually own 5% or more of the outstanding common stock. The business address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(14)	Information reported pursuant to a Schedule 13G filed with the SEC on January 25, 2013. The business address of Horizon is 470 Park Avenue South, 4th Floor, New York, NY 10016.
(15)	Information reported pursuant to a Schedule 13G filed with the SEC on December 10, 2012. The shares indicated in the table are beneficially owned by Wellington in its capacity as investment advisor and are owned of record by its clients. Wellington, has reported that it shares voting power with respect to 13,480,602 shares and that it shares dispositive power with respect to 17,511,449 shares. The business address of Wellington is 280 Congress Street, Boston, MA 02210.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding securities issued under our equity compensation plans that were in effect during fiscal year 2012.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	5,145,191	$1.89	4,305,761
Equity compensation plans not approved by security holders	7,615,000	$0.31	631,865

Total	12,760,191	$0.95	4,937,626

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or holders of more than 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or material interest other than the transactions described below.

Stockholders Agreement

We are a party to an Amended and Restated Stockholder’s Agreement, dated December 21, 2006, among Michael Steinhardt, the RRE Entities and Jonathan Steinberg among others. Under this agreement, Mr. Steinberg agreed to give Mr. Steinhardt and the RRE Entities a right-of-first refusal to purchase any shares he intends to sell if he were to sell any of his shares in a private transaction.

Procedures for Approval of Related Person Transactions

In accordance with its written charter, our Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Audit Committee is required for all related party transactions. The term “related person transaction” refers to any transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person was a named executive officer).

Director Independence

See Part III, Item 10. Directors, Executive Officers and Corporate Governance—“Board Independence” above.

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 01 Steven Begleiter | ☐ | ☐ | ☐ |
| 02 Win Neuger | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000180875_1 R1.0.0.51160

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date0000180875_1 R1.0.0.51160WISDOMTREE INVESTMENTS INC.ATTN: PETER ZIEMBA-CHIEFLEGAL OFFICER380 MADISON AVE. 21ST FLOORNEW YORK, NY 10017VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends you vote FOR the following:For Against Abstain1. Election of DirectorsNominees01 Steven Begleiter02 Win NeugerThe Board of Directors recommends you vote FOR the following proposal: For Against Abstain2 Ratification of the appointment of Ernst & Young LLP as WisdomTree Investments, Inc.’s independent registered publicaccounting firm for the fiscal year ending December 31, 2013.NOTE: To transact any other business that may properly come before the meeting or any postponements or adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.

0000180875_2 R1.0.0.51160Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/areavailable at www.proxyvote.com .WISDOMTREE INVESTMENTS INC. Annual Meeting of StockholdersJuly 24, 2013 11:00 AM This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Peter Ziemba and Amit Muni, or either of them, as proxies, each with thepower to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on thereverse side of this ballot, all of the shares of Common stock of WISDOMTREE INVESTMENTS INC. that thestockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 11:00 AM, EST onJunly 24, 2013, at the The Penn Club 30 West 44th Street New York, NY 10036, and any adjournment orpostponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction ismade, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side